UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of National Bank Holdings Corporation:

We cordially invite you to attend the Annual Meeting of Shareholders of National Bank Holdings Corporation at
8:30 a.m. Mountain Time on Wednesday, May 4, 2016, at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111.  The purpose of the meeting is to:

1.	Elect six directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (Proposal 1).
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2016 (Proposal 2).
3.

Adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement (Proposal 3).

4.	Transact such other business as may properly come before the meeting.

Information with respect to these matters is contained in the proxy statement accompanying this notice.

A proxy for use at the meeting in the form accompanying this notice is hereby solicited on behalf of the Board of Directors from holders of Class A common stock.  The Board of Directors has fixed March 14, 2016 as the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.

The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 28, 2016.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your vote is important and we appreciate your cooperation in returning your proxy promptly. Your proxy is revocable and will not affect your right to vote in person at the meeting.

Please call us at 720-529-3346 if you need directions to attend the meeting or have questions about how to vote in person.

By Order of the Board of Directors
/s/ Zsolt K. Besskó
Zsolt K. Besskó, Secretary

Greenwood Village, Colorado

March 21, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2016: Our Proxy Statement and 2015 Annual Report to Shareholders are also available at www.proxyvote.com.

NATIONAL BANK HOLDINGS CORPORATION

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used at our 2016 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111, at 8:30 a.m. Mountain Time on Wednesday, May 4, 2016.

In this proxy statement, we refer to our employees as “associates.”  In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2015 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 14, 2016 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 29,401,806 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 912,109 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director). As of March 14, 2016, there were no shares of Class B non-voting common stock issued and outstanding. Shareholders cannot cumulate votes in the election of directors.

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting on the Internet, by telephone or by mail will not prevent you from attending or voting your shares at the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Zsolt K. Besskó, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.  If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions. We have engaged Kingsdale Shareholder Services (“Kingsdale”) as proxy solicitation agent and will pay fees of approximately $12,500 to Kingsdale plus certain out-of-pocket expenses to assist us with the solicitation of proxies.

Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

VOTE REQUIRED FOR APPROVAL

The presence, by proxy or in person, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote at the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum.  If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the six nominees for director receiving a plurality of the votes cast at the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

The advisory vote on executive compensation (Proposal 3)  is  non-binding, as provided by law. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation. Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

VOTING FOR REGISTERED AND BENEFICIAL SHAREHOLDERS

Registered and beneficial shareholders can vote their shares in the following ways:

By Internet: You may vote your shares over the internet by going to www.proxyvote.com.  You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

In Person: If you are a “record” shareholder of Class A common stock (that is, you hold Class A common stock in your own name in NBHC’s stock records maintained by our transfer agent), register upon your arrival at the Meeting, request a ballot and submit the ballot with your voting instructions at the Meeting.

Beneficial shareholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds your shares and follow the voting instructions on such form.

Your voting instructions must be received by the proxy voting deadline which is Wednesday, May 3, 2016. The internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 3, 2016.

If you have any questions or require voting assistance, please contact our proxy solicitation agent, Kingsdale Shareholder Services, toll-free at 1-855-682-4840 (or 1-416-867-2272 for callers outside North America), or by e-mail at contactus@kingsdaleshareholder.com.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 14, 2016, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers for 2015 (those five executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all current directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding).

We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 30,313,915 shares, which number is comprised of 29,401,806 shares of Class A common stock outstanding and 912,109 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 14, 2016.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 14, 2016. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class
Named Executive Officers and Directors
G. Timothy Laney(1)	1,851,438	5.9%
Brian F. Lilly(2)	394,774	1.3%
Richard U. Newfield, Jr.(3)	457,507	1.5%
Zsolt K. Besskó(4)	35,298	*
Thomas M. Metzger(5)	133,678	*
Frank V. Cahouet(6)	153,969	*
Ralph W. Clermont(7)	77,992	*
Robert E. Dean(8)	72,399	*
Fred J. Joseph(9)	5,720	*
Micho F. Spring(10)	75,362	*
Burney S. Warren, III(11)	78,021	*
All current executive officers and directors as a group (10 persons)	3,202,480	9.9%
5% Shareholders
T. Rowe Price Associates, Inc.(12) 100 East Pratt Street Baltimore, MD 21202	3,229,987	10.7%
Elliott Management Group(13) 40 West 57th Street, 30th Floor New York, NY 10019	2,802,835	9.2%
The Vanguard Group(14) 100 Vanguard Blvd. Malvern, PA 19355	2,247,060	7.4%
BlackRock, Inc.(15) 55 East 52nd Street New York, NY 10055	1,817,899	6.0%
DePrince, Race & Zollo, Inc.(16) 250 Park Avenue South, Suite 250 Winter Park, FL 32789	1,729,147	5.7%

(1)

Includes 451,767 unvested restricted shares for which Mr. Laney has voting power and 1,279,331 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.

(2)	Includes 139,485 unvested restricted shares for which Mr. Lilly has voting power and 224,339 shares issuable upon the exercise of options.
(3)	Includes 118,344 unvested restricted shares for which Mr. Newfield has voting power and 312,463 shares issuable upon the exercise of options.
(4)	Includes 25,763 unvested restricted shares for which Mr. Besskó has voting power and 5,449 shares issuable upon the exercise of options.
(5)	Includes 15,000 shares owned by the Thomas M. Metzger Revocable Trust.
(6)

Includes 2,332 unvested restricted shares for which Mr. Cahouet has voting power and 65,500 shares issuable upon the exercise of options. Also includes 55,300 shares owned by the Frank V. Cahouet Trust.

(7)

Includes 2,720 unvested restricted shares for which Mr. Clermont has voting power and 46,333 shares issuable upon the exercise of options. Also includes 21,211 shares owned by the Ralph W. Clermont Revocable Trust.

(8)	Includes 2,332 unvested restricted shares for which Mr. Dean has voting power and 46,333 shares issuable upon the exercise of options.
(9)	Includes 2,332 unvested restricted shares for which Mr. Joseph has voting power.

(10)	Includes 2,332 unvested restricted shares for which Ms. Spring has voting power and 46,333 shares issuable upon the exercise of options.
(11)

Includes 2,332 unvested restricted shares for which Mr. Warren has voting power and 46,333 shares issuable upon the exercise of options. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.

(12)

As reported on Schedule 13G filed with the SEC on February 10, 2016 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap Fund”). Price Associates reported sole voting power with respect to 742,080 shares and sole dispositive power with respect to all shares beneficially owned. Price Small-Cap Fund reported sole voting power with respect to 1,933,307 shares. Price Associates reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

(13)

The Elliott Management Group consists of the following entities: Elliott Associates, L.P. and its wholly-owned subsidiaries (collectively, “Elliott Associates”), Elliott International, L.P. (“Elliott International”), and Elliott International Capital Advisors Inc. (“International Advisors” and collectively with Elliott Associates and Elliott International, the “Elliott Management Group”). Elliott Associates may be deemed to beneficially own 924,935 shares; (ii) Elliott International may be deemed to beneficially own 1,877,900 shares; and (iii) International Advisors, as the investment manager for Elliott International, may be deemed to beneficially own the 1,877,900 shares beneficially owned by Elliott International.

(14)

As reported on Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 39,249 shares, sole dispositive power with respect to 2,204,711 shares, shared voting power with respect to 5,100 shares and shared dispositive power with respect to 42,349 shares.

(15)

As reported on Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc. (“BlackRock”). BlackRock reported: (i) sole voting power with respect to 1,741,176 shares and sole dispositive power with respect to all shares beneficially owned; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) no one person’s interest in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.

(16)

As reported on Schedule 13G filed with the SEC on February 16, 2016 by DePrince, Race & Zollo, Inc. (“DePrince”). DePrince reported sole voting power with respect to 1,327,445 shares and sole dispositive power with respect to all shares beneficially owned.

PROPOSAL 1- ELECTION OF DIRECTORS

Size of Board. We have set the size of the Board at seven members. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Frank V. Cahouet, Robert E. Dean, Fred J. Joseph, Micho F. Spring and Burney S. Warren, III. Mr. Cahouet has decided to retire from the Board and not stand for re-election at the Meeting. The Board intends to decrease the fixed number of directors to six after the Meeting.

Nominees. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected at the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board recommends you vote FOR each of the nominees set forth below.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

Ralph W. Clermont, Age 68

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since May 2014. Mr. Clermont also serves as Chair of the Board’s Audit & Risk Committee. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. In October 2015, Mr. Clermont was appointed to the Board of Directors of Cass Information Systems, Inc., where he also serves on the Audit Committee. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights.

Robert E. Dean, Age 64

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Since November 2014, Mr. Dean has served as a member of the boards of trustees of two related Cornerstone closed-end mutual funds (Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

Fred J. Joseph, Age 63

Mr. Joseph has served as a director of the Company since 2014. Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (NASAA), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). He also serves as an advisory board member of Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

G. Timothy Laney, Age 55

Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2010. Mr. Laney was appointed as Chairman of the Company’s Board of Directors in 2014. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenures at Bank of America and Regions Financial.

Micho F. Spring, Age 66

Ms. Spring has served as a director for the Company since 2009. Ms. Spring is Chair, Global Corporate Practice and President, New England of Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Vice Chair of the Greater Boston Chamber of Commerce and on the board of Partners Healthcare System (a member of the Corporation of Partners Healthcare, Inc.). She also serves on numerous boards of civic organizations including John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Women’s Forum, of which she is a past President, and the Massachusetts Conference for Women. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

Burney S. Warren, III, Age 68

Mr. Warren has served as a director for the Company since 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren has also served as an advisor to South State Corporation, a bank holding company based in South Carolina, over the past five years. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren is currently chairman of East Carolina University’s Real Estate Foundation and serves on the board and executive committee of the East Carolina University Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

PROPOSAL 2- RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2016.  KPMG has audited the financial statements of the Company since 2009.  Shareholders will vote at the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2016 (Proposal 2).

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2015 and 2014:

	2015	2014
Audit fees	$ 1,244,163	$ 1,190,325
Audit-related fees	—	—
Tax fees	114,774	223,079
All other fees	—	—
Total	$ 1,358,937	$ 1,413,404

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. 2015 audit fees also include fees for audit services related to the implementation of the 2013 COSO framework, our core processing system conversion and our integration of Pine River Valley Bank into our Community Banks of Colorado family.  In addition, 2015 and 2014 audit fees include fees for services related to the review of registration statements and related consent filings of $8,500 and $8,925, respectively.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees in 2015 and 2014.

Tax Fees. Tax fees principally relate to the preparation of tax returns and compliance services, tax planning and consultation services.

Audit and Risk Committee Pre-Approval Policies and Procedures

The Audit and Risk Committee selects and oversees our independent registered public accounting firm. The Audit and Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit and Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.

The Audit and Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit and Risk Committee has delegated such pre-approval authority to its Chair.

In 2015 and 2014, the Audit and Risk Committee pre-approved all of the audit and non-audit services provided by KPMG.

PROPOSAL 3- ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company, the Board, or the Compensation Committee. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

We strongly believe you should approve the compensation of our named executive officers for the reasons cited in the “Executive Compensation” section elsewhere in this proxy statement, including the “Introductory Letter from the Compensation Committee” and the “Compensation Discussion and Analysis” subsections thereunder.

The Board recommends that the shareholders vote FOR the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay) (Proposal 3).

GOVERNANCE

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These Guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates, including our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held eight meetings during 2015. During 2015, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2015, the Board met in executive sessions without the CEO and other members of management five times. During 2015, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2015,  all directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating and Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit and Risk Committee	Compensation Committee	Nominating and Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Frank V. Cahouet	Ralph W. Clermont	Frank V. Cahouet
Robert E. Dean	Robert E. Dean	Ralph W. Clermont
Fred J. Joseph	Micho F. Spring	Fred J. Joseph
Micho F. Spring
Burney S. Warren, III

With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on our website at www.nationalbankholdings.com.

Audit and Risk Committee

Purpose and Responsibilities. The Audit and Risk Committee is responsible for, among other things:

•

Reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;

•

Serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	Overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;
•	Discussing any disagreements between our management and the outside auditors regarding our financial reporting; and
•	Preparing the Audit and Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit and Risk Committee must have a minimum of three members. No Audit and Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit and Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit and Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.

The Audit and Risk Committee meets as often as necessary to carry out its responsibilities but no less than quarterly. In 2015, the Audit and Risk Committee met four times.

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

•	Determining the compensation of our executive officers;
•	Reviewing our executive compensation policies and plans;
•	Oversight of the Company’s compensation practices generally;
•	Administering and implementing our equity compensation plans;
•	Preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
•	Overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for named executive officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities. In 2015, the Compensation Committee met five times.

Nominating and Governance Committee

Purpose and Responsibilities. The Nominating and Governance Committee is responsible for, among other things:

•	Identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
•	Reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
•	Reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
•	Assessing the performance of our Board of Directors and its committees; and
•	Monitoring our governance policies, principles and practices.

Information about the Nominating and Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating and Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating and Governance Committee meets as often as necessary to carry out its responsibilities. In 2015, the Nominating and Governance Committee met four times.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance

Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit and Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2016, the Board, with the assistance of the Nominating and Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of G. Timothy Laney because of his employment as an executive of the Company.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating and Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected G. Timothy Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Ralph W. Clermont to serve as the independent Lead Director. The Board concluded, based upon the Company’s current size and history and its four years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company at this point in its history. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board believes that the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, independent directors in executive session without management both are important parts of the Company’s corporate governance safeguards.

Pursuant to the Company’s Governance Guidelines, the duties of the independent Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the independent directors; (ii) organizing, convening and presiding over executive sessions of the independent directors; (iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication; (viii) call meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors.

Our current board leadership structure supports the independence of the independent directors. The independent directors meet in executive session at each Board meeting and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit and Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit and Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit and Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer. The Audit and Risk Committee determines the risk appetite of the Company. Additionally, the Audit and Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accountant, including in executive sessions without management present.

The Compensation Committee oversees risks related to compensation, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company.

The Nominating and Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, insider trading policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Director Nomination Process and Board Diversity

The Nominating and Governance Committee is responsible for recommending candidates for membership on our Board of Directors. The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications and independence of Board candidates. While the Nominating and Governance Committee does not have a formal policy regarding diversity, pursuant to our Governance Guidelines, the Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership.

Shareholders are welcome to recommend candidates for membership on the Board. The Nominating and Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2017 Annual Meeting of Shareholders -Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

Compensation Committee Interlocks and Insider Participation

During 2015,  Messrs. Warren, Clermont, Dean and Fish and Ms. Spring served as members of our Compensation Committee. None of them has at any time been an officer or associate of the Company (other than Mr. Fish, who acted on an exigent basis as Interim Chief Executive Officer in 2010 following the death of our original Chief Executive Officer until Mr. Laney began as CEO), and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

Compensation Principles. The Nominating and Governance Committee reviewed director compensation in accordance with its charter in 2012, assisted by F.W. Cook & Co., Inc. (“F.W. Cook”), the independent compensation consultant that the Nominating and Governance Committee engages for director compensation matters. Based upon such review, the committee recommended and the full Board determined that director compensation should be based upon the following principles:

•

To align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based; and to further this alignment, directors should have stock ownership requirements;

•

Director compensation should be at a level appropriate to attract and retain very high caliber directors with exceptional levels of experience; and should be commensurate with the work required and responsibilities undertaken; and

•	The Company should not pay directors individual meeting fees in order to foster management solicitation of director input and to avoid administrative burdens.

Compensation Elements. Each independent director receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director receives an additional $10,000 annual cash retainer. The chair of the Audit and Risk Committee receives an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating and Governance Committees receives an additional annual cash retainer of $20,000. In addition, each independent director receives an annual grant of restricted stock with an aggregate grant date fair value of $90,000, except that the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $105,000. The grants are made on the date immediately following our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors.

Stock Ownership Guidelines. We believe that ownership of NBHC stock helps align the interests of our directors with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board of Directors adopted stock ownership guidelines for independent directors in 2012. Under these guidelines, our independent directors are required to beneficially own shares of NBHC stock worth four times their annual board cash retainer within five years. Independent directors who do not meet the guidelines are required to retain 50% of the after-tax portion of vested stock awards until the guidelines are met. As of December 31, 2015, the NBHC common stock ownership of each independent director exceeded this stock ownership requirement, with the exception of Mr. Joseph, who only joined the Board on July 1, 2014.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

Compensation for our independent directors during 2015 was as follows:

2015 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name(1)	($)	($)(2)	($)
Frank V. Cahouet	60,000	90,000	150,000
Ralph W. Clermont	100,000	105,000	205,000
Robert E. Dean	80,000	90,000	170,000
Lawrence K. Fish	20,769	—	20,769
Fred J. Joseph	60,000	90,000	150,000
Micho F. Spring	60,000	90,000	150,000
Burney S. Warren, III	80,000	90,000	170,000

(1)	In May 2015, Mr. Fish retired from the Board.
(2)

Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy. The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating and Governance Committee.

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

•

Employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee.

•	Compensation for serving as a director of the Company.

•	Payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis.
•

Indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities.

•	Transactions where the rates or charges are determined by competitive bids.
•	Transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility.
•	Ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating and Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating and Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating and Governance Committee shall only approve or ratify a Related Person Transaction if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating and Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating and Governance Committee to approve a Related Person Transaction, the Chair of the Nominating and Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating and Governance Committee will report any such approval to the Nominating and Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2014 and 2015, certain of the executive officers and directors of the Company or of NBH Bank, our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Warrants Issued to Certain Shareholders

In connection with the agreement by several of our largest shareholders to be bound by the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, we issued warrants to purchase common stock to such investors. Currently, we  have outstanding (1) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC (an investment advisory client of Wellington Management Company, LLP), issued on October 20, 2009, (2) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC, issued on March 23, 2010, and (3) a warrant to purchase 250,750 shares of common stock to Paulson Master Recovery Fund LTD, issued on March 15, 2010. These warrants are exercisable for 10.5 years from the date of issuance and have an exercise price of $20.00 per share. During 2015, we repurchased the warrant to purchase 42,000 shares of common stock from Elliott Associates, L.P. and a warrant to purchase 63,000 shares of common stock to a wholly owned subsidiary from Elliott International, L.P.

EXECUTIVE OFFICERS

The age, business experience and current position of each person who currently serves as an executive officer of the Company are as follows:

G. Timothy Laney, Age 55

Biographical information for Mr. Laney is provided in the section “Proposal 1-Election of Directors” elsewhere in this proxy statement.

Brian F. Lilly, Age 58

Mr. Lilly has served as our Chief Financial Officer since 2012 and as our Chief of M&A and Strategy since 2014. Mr. Lilly is the former Vice Chairman and Chief Operating Officer of F.N.B. Corporation (“FNB”), where he was responsible for all activities of finance, investor relations, treasury, asset and liability committee, credit administration, risk management, technology and operations, legal, facilities and consumer finance. He was a key leader in FNB’s mergers and acquisitions strategy and execution, helping to build FNB into a leading $12 billion regional bank holding company. Prior to the Chief Operating Officer role, he spent six years as FNB’s Chief Financial Officer and Chief Administrative Officer, having reestablished those functions following the unique spin-off of the company in 2003. In addition, Mr. Lilly worked with PNC Financial for 15 years, principally in line-of-business and geographic Chief Financial Officer roles as well as corporate strategic planning. Mr. Lilly also worked for four years at Ernst & Young as a certified public accountant.

Richard U. Newfield, Jr., Age 54

Mr. Newfield has served as the Company’s Chief Risk Management Officer since 2011. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and corporate governance.

Zsolt K. Besskó, Age 46

Mr. Besskó has served as our Chief Administrative Officer & General Counsel since 2013, and currently oversees our legal, compliance, human resources, facilities and enterprise technology functions. Mr. Besskó brings significant experience in banking, corporate, securities, mergers and acquisitions and corporate governance matters over the span of his 19-year career. Prior to joining the Company, Mr. Besskó was a partner with the law firm of Stinson Leonard Street LLP (f.k.a. Stinson Morrison & Hecker LLP) and, prior to that, a shareholder of the law firm of Jones & Keller, P.C. Previously, he served as the Executive Vice President, General Counsel & Secretary of Guaranty Bancorp, a publicly traded bank holding company, where he oversaw the company’s legal and compliance departments. As an attorney in private practice, Mr. Besskó assisted publicly traded and privately held companies and financial institutions involving mergers and acquisitions, securities transactions, SEC reporting, corporate governance, executive compensation, employment and human resources, regulatory issues and general corporate matters. He began his legal career at Sullivan & Cromwell LLP in New York City.

EXECUTIVE COMPENSATION

INTRODUCTORY LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee ensure that our executive compensation program is designed to pay for performance, while allowing the Company to attract and retain the talent that is essential to our long-term  strategy. The Board and the Compensation Committee believe in providing clear and comprehensive disclosure to help you understand how (i) our compensation plans are structured, (ii) we assess performance and (iii) this performance leads to pay outcomes that are aligned with our shareholders’ expectations.

Company History

To better understand the evolution and maturation of our executive compensation program, it is essential to have a historical perspective of the formation and development of the Company. The Company was formed in late 2009 through a private capital raise during the depths of the financial crisis, with no banking operations or assets.  Our primary strategy at this early stage of our life was to acquire failed or troubled banks with the goal of creating a leading regional financial institution that would deliver meaningful value to its communities and investors.  In a span of 12 months between October 2010 and October 2011, we completed the acquisition of four problem or failed banks, three of which were FDIC-assisted transactions. During 2011 and 2012, our foundational infrastructure was built from the ground up and we ultimately integrated our acquisitions onto a single platform. In September 2012, we launched our IPO and were listed on the NYSE. During 2015, we completed the acquisition of Pine River Valley Bank, which is included in our Community Banks of Colorado brand. Over the past five years, we have transformed our five acquisitions into one collective banking operation with steadily increasing organic growth, prudent underwriting, and meaningful market share with continued opportunity for expansion. As of December 31, 2015, we had $4.7 billion in assets, $2.6 billion in loans, $3.8 billion in deposits and $0.6 billion in equity.

As part of our building process, the Board sought to ensure that the right management team was established and that management was properly incentivized to achieve the Company’s strategic goals. As a result, in the early years of the Company’s existence and in connection with the recruitment and hiring of our management team, the executive compensation program was principally focused on providing our executives with significant performance-based restricted stock awards and options to align the executives’ interests with the interests of our shareholders, while also providing incentives within our annual cash incentive bonus program to successfully deploy our capital and operationalize our company (typical performance metrics were not appropriate measures for performance at this stage of our life). The program evolved further between 2013 and 2015, where we established more concrete corporate and business unit objectives for our annual cash incentive bonus program and a more consistent, annual equity award program in the form of time-based vesting restricted stock and options, with a primary focus on retention.

2015 Accomplishments

As we continue to evolve and grow our market share, the Company achieved significant accomplishments in 2015, including the following:

•	achieved $425 million in total loan growth, a 20% increase;
•	grew originated loans 32% year-over-year;
•	increased transaction deposits to 69% of total deposits from 64%;
•	repurchased $175 million in share repurchases for 8.6 million shares, bringing lifetime share repurchases to $440 million or 42% of shares outstanding;
•	maintained excellent credit quality with 12 basis points of net charge offs;
•	increased banking related non-interest income by 9%;
•	terminated our operating agreement with the Office of the Comptroller of the Currency (OCC);
•	successfully converted from a nationally chartered bank to a Colorado-state chartered bank;
•	terminated our loss-share agreements with the FDIC;

•

outperformed the KBW Regional Banking Index, the S&P 500 Index, the Russell 2000 Index, the SNL U.S. Banks and Thrifts Index, and our compensation peer group in terms of total shareholder return (“TSR”) for 2015, with a TSR of 11.2%.;

•	completed acquisition and integration of Pine River Valley Bank, recognizing a $1 million bargain purchase gain; and
•	successfully converted our core processing system.

We believe these accomplishments have brought us to a maturity level where the Company can implement more quantitative and performance-based metrics in our executive compensation program. In particular, we believe that the termination of the FDIC loss-share agreements will improve the transparency of our financial results and better position us to set appropriate performance goals for both the annual cash incentive bonus and long term equity awards, and to continue to further enhance the alignment of the interests of executives with the interests of our shareholders.

Shareholder Engagement & 2015 Say-on-Pay

The Board and management have actively engaged with shareholders over the past year to ensure we are addressing questions and concerns, to seek input and to provide perspective on our executive compensation program. Shareholders’ feedback from this engagement is considered by the Board and the Compensation Committee and reflected in enhancements to our program. Our outreach to shareholders over the past year covered approximately 60% of our shareholder base. Please refer to the Compensation Discussion and Analysis (CD&A) section immediately following this letter for further details on our outreach to shareholders and the resulting actions taken by the Board and the Compensation Committee regarding our executive compensation program.

In addition to direct engagement, the Company instituted an annual advisory say-on-pay vote to approve executive compensation. At the annual meeting of shareholders held on May 6, 2015, the Company’s first advisory say-on-pay proposal received the support of approximately 62% of the votes cast. Despite obtaining a favorable majority vote, this result was a disappointment to us, as both the Board and management are deeply committed to the Company’s success and the creation of value for our shareholders, and to the alignment of executive pay with company performance. The votes “against” and our subsequent shareholder engagement made it clear to us that, notwithstanding our commitment, we have work to do. Specifically, we need to fully explain the Board’s comprehensive approach to assessing performance for the purposes of determining our executives’ compensation, and we need to demonstrate the direct impact the Company’s performance has on our executives’ compensation. Our new CD&A section in this proxy statement provides this information.

Compensation Changes for 2015 and Beyond

As a result of our review of our executive compensation program, including the shareholder engagement process, the Compensation Committee implemented the following executive compensation program changes, which further strengthen the alignment between pay and performance:

•	adopted a more objective, formula-based approach to the payment of annual cash incentive compensation;
•	shifted the mix of incentive compensation by reducing the annual cash incentive opportunity and increasing the long-term equity opportunity;
•

introduced a long-term performance based equity award beginning in 2016 so that at least 50% of equity compensation is only earned if specific three-year performance goals are achieved by the end of the three-year performance period;

•	introduced a double-trigger acceleration of equity awards upon a change of control for all equity awards moving forward; and
•	conformed clawback provisions for financial misstatements and other misconduct in employment and equity award agreements for each NEO.

We provide further details on these changes throughout the CD&A section immediately following this letter.

2015 CEO Compensation

After reviewing both the Company’s and our CEO’s performance in 2015, and reflecting upon the results of the Company’s 2015 cash incentive bonus program, the Board awarded a cash incentive bonus payout of 124% of target ($834,000), a decline of 21% from  2014 ($1,062,000 million). Our CEO’s total compensation was approximately

$2.4 million for the year, down from $2.6 million in 2014. Base salary remained at the same level as 2014.

Conclusion

The Board and the executive team remain committed to moving your company forward with one clear priority: delivering superior growth and performance for you, our shareholders. The Board and the Compensation Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. We are confident that the changes to our program enhance this alignment. We remain committed to improving our compensation and disclosure practices, and we will continue to re-evaluate our current practices and monitor emerging best practices.

On behalf of the Board and the Compensation Committee, we thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Burney S. Warren, III	/s/ Ralph W. Clermont
Burney S. Warren, III	Ralph W. Clermont
Chair

/s/ Robert E. Dean	/s/ Micho F. Spring
Robert E. Dean	Micho F. Spring

Compensation Discussion and Analysis

Introduction

We explain in this section, which we refer to as the “CD&A”, how we compensate the executive officers named in the table captioned “Summary Compensation Table” below (our “NEOs”). Our NEOs for 2015 were:

•	G. Timothy Laney, Chairman, President and Chief Executive Officer
•	Brian F. Lilly, Chief Financial Officer; Chief of M&A and Strategy
•	Richard U. Newfield, Jr., Chief Risk Management Officer
•	Zsolt K. Besskó, Chief Administrative Officer & General Counsel
•	Thomas M. Metzger, Former Chief of Enterprise Technology & Integration

Mr. Metzger retired from the Company as our Chief of Enterprise Technology & Integration effective December 18, 2015.  For 2015, Mr. Metzger did not receive an annual cash incentive bonus or grants of equity awards. As a result, this CD&A focuses on the compensation of the NEOs other than Mr. Metzger. For further information regarding Mr. Metzger’s retirement and the compensation paid to Mr. Metzger in connection with his retirement,  please see “Mr. Metzger’s Employment Agreement and Separation and Consulting Agreement” under the “Employment Agreements with Named Executive Officers” section below.  There are no other executive officers of the Company.

Our approach to executive compensation is to pay for performance and to ensure compensation programs are aligned with effective risk management. We believe that approaching compensation in this way will create sustainable shareholder value over the long term.

Shareholder Engagement and Consideration of Say-on-Pay Vote

Last year was the Company’s first say-on-pay vote and the Company received a shareholder vote of 62% in favor of the Company’s executive compensation for 2014.  Although we received the support of over a majority vote of our shareholders, this result was a disappointment to us, as both the Board and management have been and remain deeply committed to the Company’s success and the creation of value for our shareholders, and to the alignment of executive pay with company performance.

As part of the Company’s ongoing review of our executive compensation program,  including an assessment of the results of last year’s say-on-pay vote, and consistent with our commitment to the creation of value for our shareholders,  the Board and the Compensation Committee put in place a process with management to engage with the Company’s shareholders regarding our executive compensation program.

Over the past year, the Company engaged with shareholders representing 60% of the shares outstanding.  The purpose of the dialogue was to explain the Company’s executive compensation program and understand the specific concerns and viewpoints of our shareholders. Common feedback received from shareholders included the following:

What We Heard	How We Responded
Shareholders would like to see objective goals with respect to awarding annual cash incentive compensation.

Beginning with the annual cash incentive bonus program for 2015, the Compensation Committee determined the award payout based on the attainment of quantitative financial metrics that align with the Company’s strategic objectives, in addition to qualitative measures and objectives.  The quantitative metrics have been further refined and expanded for the 2016 cash incentive bonus program.

What We Heard	How We Responded
Shareholders would like to see more performance-based versus time-based equity awards.

In 2016, we introduced a long-term performance equity award that is based on the achievement of two financial metrics  (cumulative EPS and relative total shareholder return (TSR)) over a three-year performance period, resulting in at least 50% of equity compensation being performance-based.

Shareholders would like to see better disclosure regarding payouts under the annual cash incentive bonus program and the Committee’s decision-making process.

In the section labeled “Executive Compensation Framework” below, we have described the Compensation Committee’s process for awarding compensation in 2015, the changes considered and made for 2016, and how these decisions relate to the Company’s strategic goals.

Shareholders have a preference for double-trigger acceleration of equity awards upon a change in control.	We introduced a double-trigger acceleration of equity awards upon a change of control for all equity awards moving forward.

As part of the shareholder engagement process, the Chair of the Compensation Committee, the Chief Administrative Officer and the Associate General Counsel also had discussions with proxy advisory firms to understand their concerns and to explain the evolution of our executive compensation program.  In addition, the Company has confirmed that pay and performance are aligned with respect to its Compensation Peer Group (as defined under “Peer Group and Market Data Review” below) using the evaluation methodology published by a leading proxy advisory firm.

As a result of our review of our executive compensation program, including the shareholder engagement process discussed above, the Compensation Committee implemented several executive compensation program changes as identified in the introductory letter above and as further described in the sections below, which further strengthen the alignment between pay and performance.

Philosophy, Objectives and Components of Our Executive Compensation Program

Philosophy

Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

•	ensure that the goals and interests of management are closely aligned with those of the Company, its shareholders and the communities we serve;
•	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
•	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
•	pay compensation based on corporate and individual performance; and
•	attract and retain highly qualified executives through a balance of cash and equity compensation.

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Annual Compensation Component	Purpose	Considerations/Changes
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.

NEO salary levels are based on:

•  experience and education;

•  scope of responsibilities;

•  individual performance; and

•  competitiveness with salary ranges at other banking organizations.

NEO base salaries remained unchanged for 2015 and 2016.

Annual Incentive Compensation: Cash Incentive Bonus	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

Beginning in 2015, the Compensation Committee implemented a more objective approach in arriving at the payouts for annual cash incentive bonus.  For 2015, approximately 60% of the payout is based on quantitative financial metrics, with the remaining 40% based on a qualitative assessment.

In 2016, 70% of the annual cash incentive bonus payout will be based on the achievement of quantitative financial metrics, 15% will be based upon Enterprise Risk Management factors, and 15% will be based on an individual qualitative assessment.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

In the initial years of the Company’s formation, the Compensation Committee principally granted performance-based restricted stock and options to align the executives’ interests with the interests of our shareholders.

From 2013-2015, the Compensation Committee established a consistent, annual equity award program in the form of time-based vesting restricted stock and options, with a primary focus on retention.

In 2016, the Compensation Committee introduced a long-term performance-based equity award that vests after a three-year performance period based on the achievement of financial metrics to complement the time-based vesting restricted stock and options and provide for at least 50% of equity compensation being performance-based.

Annual Compensation Component	Purpose	Considerations/Changes
Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs.

Change in Control and Severance Arrangements	Employment agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent.  The Compensation Committee introduced double-trigger acceleration of equity upon a change in control to all equity granted in 2016.

Compensation Best Practices

The following are some best practices we have implemented with respect to our executive compensation program:

•

Stock Ownership Guidelines.  Both the independent directors and our executive officers are subject to stock ownership guidelines.  In addition, directors and executive officers must retain at least 50% of the after-tax portion of their vested restricted stock awards until the guidelines are met.

•

Hedging/Pledging Policy.  Our insider trading policy prohibits hedging or short sales involving the Company’s securities. In addition, pledging or hypothecation of the Company’s securities is strongly discouraged.

•	Double-trigger Acceleration of Equity upon a Change in Control. In 2016, the Company implemented a double-trigger acceleration of equity upon a change in control for all equity awards moving forward.
•

Limited Perquisites and Benefits.  NEOs receive substantially the same benefits offered to other eligible associates of the Company.  We provide limited perquisites to our NEOs and do not have a defined-benefit pension plan or SERPs.

•	Independent Compensation Consultant. The Compensation Committee engages F.W. Cook as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
•

Clawback Provisions in Employment Agreements and Equity Award Agreements.  The employment agreements and equity award agreements for each NEO contain clawback provisions for financial misstatements and other misconduct.

•	Compensation Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
•

Pay for Performance.  With respect to compensation paid for 2015 performance (2015 base salary, 2015 cash incentive bonus and equity awarded in 2016), approximately 60% of the CEO’s compensation is performance-based and approximately 57% of the other NEOs’ compensation is performance-based.

•	Caps on Payouts. The maximum payouts under the annual cash incentive bonus and our long term performance equity award are both capped at 150%.
•	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups.
•	Prohibition on Repricing of Stock Options. Our equity plans prohibit the repricing of stock options.

Setting Compensation for our Named Executive Officers

The process of setting executive compensation is a collaborative effort of the Compensation Committee, the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, which is comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation.

The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

Role of Compensation Consultant

The Compensation Committee engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to advise and support the Compensation Committee on compensation decisions.  At the direction of the Compensation Committee, F.W. Cook assists in collecting and analyzing market data on compensation and provides expert knowledge of competitive practices and trends as well as developments in regulatory and technical matters.  F.W. Cook has no other relationships with the Company (other than advising the Nominating and Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2015, the Compensation Committee considered the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.

Role of Management

In 2015, our CEO and Chief Administrative Officer worked closely with the Compensation Committee in managing our executive compensation program. Our CEO attended meetings and made recommendations to the Compensation Committee on the compensation of the other NEOs. We expect that our CEO, Chief Administrative Officer and other members of management will continue to have a role in assisting the Compensation Committee in designing our programs and setting compensation levels. None of our NEOs provided recommendations with respect to his own compensation in 2015.

Peer Group and Market Data Review

In 2015, F.W. Cook, with input from the Compensation Committee and management, developed a peer group of 17 financial institutions to assist the Compensation Committee in reviewing comparative compensation data. For 2015, this peer group, as approved by the Compensation Committee (the “Compensation Peer Group”), consisted of:

Bank of the Ozarks, Inc.	National Penn Bancshares, Inc.
Capital Bank Financial Corp.	Old National Bancorp
Columbia Banking System, Inc.	Pinnacle Financial Partners, Inc.
Community Bank System, Inc.	Provident Financial Services, Inc.
CVB Financial Corp.	Trustmark Corporation
First Interstate BancSystem, Inc.	UMB Financial Corporation
First Midwest Bancorp	United Bankshares, Inc.
F.N.B. Corporation	Western Alliance Bancorporation
NBT Bancorp Inc.

The companies included in the Compensation Peer Group have a median asset size of $8.6 billion (as of June 30, 2015), ranging from approximately $6 billion to $16 billion.  The Compensation Peer Group includes a number of institutions with a strong market presence in the Midwest and the Rocky Mountains. To ensure we have executives capable of managing a company with the scope and size consistent with our long-term strategic growth objectives ($8-10 billion in assets), the median of the Compensation Peer Group has been positioned above our current size.  We also believe the peers are a diverse group of companies that provide the necessary breadth to be meaningful in evaluating NEO compensation.  The Compensation Peer Group is reviewed annually and may be changed if a company’s size or other factors have changed such that the Compensation Committee believes that a particular company no longer continues to be representative of the Compensation Peer Group or when a company in the Compensation Peer Group has been acquired.

F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation and also considered how the shifts from cash to equity and overall payouts under the annual cash incentive bonus compared against the Compensation Peer Group.

Executive Compensation Framework

As result of the Company’s ongoing review of our executive compensation program,  including an assessment of the results of last year’s say-on-pay vote, the shareholder engagement efforts described above, and consistent with our commitment to performance,  the Compensation Committee implemented three fundamental shifts with respect to the executive compensation program, which further strengthen the alignment between pay and performance:

1.

Shift from Cash Compensation to Equity Compensation. Beginning with the 2015 cash incentive bonus program, the Committee implemented a shift of cash compensation to equity compensation by reducing the maximum annual cash incentive opportunity from 200% of target to 150% of target, while at the same time increasing the long-term equity award opportunity, thereby placing more compensation “at risk.”

2.

Shift in Payout Methodology for Annual Cash Incentive Bonus (including from Subjective to Objective). Historically, the Compensation Committee awarded the annual cash incentive bonus based upon a more subjective methodology.  In addition, the payout percentage was determined based on a percentage of the maximum payout. Beginning with the 2015 cash incentive bonus program, and as further described under the heading “2015 Cash Incentive Bonus” below, the payout is primarily based on the attainment of quantitative financial metrics at threshold, target and maximum levels of performance and the determination of the payout under the cash incentive bonus program is based off of a percentage of the target cash incentive bonus amount, not maximum. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

3.

Shift to Performance-Based Equity Award Mix. Beginning with the equity awards granted in 2016, the Compensation Committee introduced a new long-term performance-based equity award with the objective that at least 50% of the total equity awarded is performance-based.

As a result of these three fundamental shifts, the Compensation Committee made the following determinations with respect to each of the compensation components further described below. In addition, the Compensation Committee believes that these changes further align pay with performance as demonstrated by the mix of pay for compensation related to performance in 2015 (2015 base salary, 2015 cash incentive bonus and equity awarded in 2016).

Base Salary

For 2015 and 2016, the Compensation Committee determined that the base salaries for all NEOs should remain unchanged.

Annual Cash Incentive Compensation

In connection with our IPO, the Company adopted the Senior Executive Bonus Plan, which is intended to provide an incentive for superior work and to motivate our NEOs and other covered key executives toward strong achievement and business results, to tie their goals and interests to those of the Company and the Company’s shareholders and to enable the Company to attract and retain highly qualified executives. The Senior Executive Bonus Plan provides for incentive bonuses to be paid based on the attainment of pre-established goals or at the discretion of the Compensation Committee.

2015 Cash Incentive Bonus Program

In prior years, the maximum annual cash incentive opportunity was 200% of the NEO’s annual incentive cash bonus target opportunity. Beginning with the 2015 cash incentive bonus program, the Compensation Committee reduced the maximum payout percentage by 50% from 200% to 150% of the target opportunity, while leaving the target opportunity unchanged, and also added a 50% threshold payout level. The new structure is as follows:

Named Executive Officer	Base Salary	Threshold as % of Target	Threshold Payout	Target as % of Salary	Target Payout	Maximum as % of Target	Maximum Payout
G. Timothy Laney	$750,000	50%	$337,500	90%	$675,000	150%	$ 1,012,500
Brian F. Lilly	$375,000	50%	$140,625	75%	$281,250	150%	$ 423,750
Richard U. Newfield, Jr.	$325,000	50%	$97,500	60%	$195,000	150%	$ 292,500
Zsolt K. Besskó	$315,000	50%	$86,625	55%	$173,250	150%	$ 261,450

In its consideration of the cash incentive bonus payments for 2015, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that 60% of the total cash incentive bonus should be based on the attainment of specific quantitative financial metrics for 2015 as interpolated for performance between threshold, target and maximum levels of performance. There is no payout with respect to a given metric if the threshold level of performance is not achieved. The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important to align the NEOs’ performance with the achievement of the Company’s strategic goals and key long-term financial targets (see Corporate Objectives below).

The Compensation Committee also determined that the remaining 40% of the 2015 cash incentive bonus payment should be based on a qualitative assessment of (i) the Company’s achievement of corporate objectives, (ii) the achievement of other objectives specific to each NEO’s areas of responsibility (for each NEO other than the CEO), and (iii) individual performance. The Compensation Committee decided that a 40% weighting for these qualitative factors was warranted given the Company’s history, state of maturation, evolution of its building process and the volatility of the significant non-cash charges related to the FDIC loss-share agreements.

The following is a summary of the specific metrics considered by the Compensation Committee for 2015, including the actual results for each metric:

Metric	Weighting	Threshold	Target	Maximum	Actual
Adjusted EPS	10%	$0.54	$0.63	$0.72	$0.65
Adjusted Efficiency Ratio	10%	76.7%	73.0%	69.4%	73.7%
Loan Growth	10%	10.9%	15.6%	20.3%	19.7%
Transaction Deposit Growth	10%	2.9%	4.2%	5.0%	9.7%
Banking Fee Income Growth	10%	8.5%	10.6%	12.8%	8.6%
Net Charge Offs	10%	0.15%	0.11%	0.09%	0.12%
Qualitative	40%	80%	100%	120%	120%
Payout as a Percentage of Target		50%	100%	150%	124%

Based upon the actual performance across all of these metrics, the Committee set the payout percentage for the 2015 cash incentive bonus at 124% of Target.

2015 Quantitative Financial Metrics (60% Weighting)

For purposes of determining the achievement levels with respect to quantitative financial metrics, the Compensation Committee set threshold, target and maximum levels of performance with respect to each of the following financial metrics identified by the Compensation Committee for 2015:

•

Adjusted EPS, which is defined as the diluted earnings per share reported in the Company’s Form 10-K filed with the SEC on February 29, 2016, as adjusted to exclude the impacts of the FDIC indemnification asset amortization, net of gain on termination of the FDIC loss-share agreements, FDIC loss sharing income (expense), gain on previously charged-off acquired loans, OREO related write-ups and other income, bargain purchase gain, problem asset workout expenses, change in fair value of warrant liabilities, severance expense, core system conversion-related expense, acquisition-related expenses, banking center consolidation related expenses and the applicable tax impacts, each as disclosed in the non-GAAP schedules to the Company’s earnings release filed on Form 8-K with the SEC on January 28, 2016.

•

Adjusted Efficiency Ratio, which is defined as the efficiency ratio reported in the Company’s Form 10-K filed with the SEC on February 29, 2016, as adjusted to exclude the impacts of the FDIC indemnification asset amortization, net of gain on termination of the FDIC loss-share agreements, FDIC loss sharing income (expense), gain on previously charged-off acquired loans, OREO related write-ups and other income, bargain purchase gain, problem asset workout expenses, change in fair value of warrant liabilities, severance expense, core system conversion-related expense, acquisition-related expenses, banking center consolidation related expenses and the applicable tax impacts, each as disclosed in the non-GAAP schedules to the Company’s earnings release filed on Form 8-K with the SEC on January 28, 2016.

•

Loan Growth, which is defined as the growth between ending loan balances for the year ended December 31, 2014 and the ending loan balances for the year ended December 31, 2015, each as disclosed in the Company’s Form 10-K filed with the SEC on February 29, 2016.

•

Transaction Deposit Growth, which is defined as the growth between average transaction deposits (average total deposits less average time deposits) for the fourth quarter ended December 31, 2014 and the average transaction deposits for the fourth quarter ended December 31, 2015, each as disclosed in the Company’s Form 10-K filed with the SEC on February 29, 2016.

•

Banking Fee Income Growth, which is defined as the growth between banking related non-interest income (excluding gains on sale of securities, FDIC indemnification asset amortization/gain on termination of FDIC agreement, FDIC loss sharing income (expenses), gain on previously charged off acquired loans and OREO related write ups and bargain purchase gains) for the year ended December 31, 2014 and the banking related non-interest income for the year ended December 31, 2015, each as disclosed on the Company’s Form 10-K filed with the SEC on February 29, 2016.

•	Net Charge-Offs, which is defined as the ratio of net charge-offs to average loans for the year ended December 31, 2015, as reported in the Company’s Form 10-K filed with the SEC on February 29, 2016.

Each metric is weighted 10% towards the overall payout, which ranges from a 50% payout at threshold, a 100% payout at target and a 150% payout at maximum, with interpolation for performance between the threshold, target and maximum levels of performance.

The Compensation Committee selected the metrics Adjusted EPS, Adjusted Efficiency Ratio, Loan Growth and Transaction Deposit Growth as they are critical to our operating performance and because these metrics are important to our strategic goals and key long-term financial targets (see Corporate Objectives below). In addition, the Compensation Committee chose Net Charge-Offs because of the importance and continued emphasis on asset quality.

2015 Qualitative Assessment (40% Weighting)

In performing a qualitative assessment for the 2015 cash incentive bonus, the Compensation Committee considered the following corporate objectives that were established by the Compensation Committee for 2015 (we refer to these objectives as the “Corporate Objectives”):

•	progress towards attaining the following key long-term financial targets:
o	Assets: $8-10 billion;
o	Efficiency ratio: < 60%;
o	Return on average tangible assets (ROATA): 1.00-1.25%;
o	Return on average tangible common equity (ROATCE): 12-14%;
o	Dividend payout ratio: 25%; and
o	Tier 1 leverage ratio: 9%;
•	focus on building meaningful scale and market share in attractive markets and growing organically through a client relationship banking model;
•	lever or manage excess capital through disciplined acquisitions in targeted markets or through attractive stock buybacks, and deploying capital at returns acceptable to the Board;
•	maintain a low “enterprise risk” profile, prudent management of enterprise risk, including BSA/AML compliance, and continue to maintain and foster solid regulatory standing;
•	continue to build, recruit and retain organizational talent;
•	operate efficiently and effectively, and continue to build operational capabilities and efficiencies, including a successful conversion of the core processing platform; and
•	build and foster a values-based culture/organization, and continue to shape company culture and foster an engaging work environment.

The CEO’s performance was evaluated based on these Corporate Objectives as well as individual performance. For the other NEOs, the Compensation Committee considered the Corporate Objectives, other objectives specific to each NEO’s areas of responsibility that were established by the Compensation Committee for 2015, and individual performance. In evaluating these objectives and individual performance, the Compensation Committee considered input from management and from members of the Board. While the determination is ultimately qualitative, it is made consistent with a rigorous and comprehensive goal-setting and evaluation process.

Mr. Laney

With respect to Mr. Laney, the Compensation Committee evaluated the following achievements with respect to the Corporate Objectives and his related individual results:

•

continued strong loan growth with $425 million in total loan growth, or a 20% increase, while maintaining a conservatively structured and granular loan portfolio; originated loans increased $535 million or 32%, while strategic loans increased $507 million or 26%; organic loan originations of $967 million, increasing 11% over 2014;

•	maintained a conservatively structured loan portfolio represented by diverse industries and conservative concentrations, with no single industry sector comprised more than 15% of total loan exposure;
•	maintained excellent credit quality with 12 basis points of net charge-offs;
•	successfully exited $82 million, or 41%, of the remaining acquired non-strategic loan portfolio during 2015;
•

grew transaction deposits by $238 million, or 10%, with the mix of transaction deposits to total deposits increasing to 69% from 64%; and solid growth in average demand deposits, adding $81.6 million, or 11.6%;

•	increased banking related non-interest income by 9%;
•

outperformed the KBW Regional Banking Index (KRX), the S&P 500 Index, the Russell 2000 Index, SNL U.S. Banks and Thrifts Index, and our Compensation Peer Group in terms of total shareholder return (“TSR”) for 2015, with a TSR of 11.2%;

•	acquired Pine River Valley Bank at tangible book value, resulting in a $1.0 million bargain purchase gain, and strengthening scale and market share in Southwest Colorado;
•	continued to build foundation for future acquisitions by engaging potential targets and identifying and pursuing several opportunities;
•	converted core operating systems, resulting in expected annual savings of approximately $4.0 million per year;
•

opportunistic capital management - repurchased 8.7 million shares ($175 million) at attractive prices ($20.16 weighted average price), including a $100 million self-tender offer, with cumulative repurchases life to date of 42% at a weighted average price of $19.88;

•	maintained strong capital position with excess capital of $135 million at year end, providing flexibility for capital management actions;

•

completed regulatory initiatives, including the termination of operating agreement with the OCC, the termination of the loss-share agreements with the FDIC at a $4.9 million pre-tax gain, and the bank’s charter conversion from a national association to a Colorado state-chartered bank;

•	maintained low enterprise risk profile as evidenced by credit metrics, strengthened enterprise risk management capabilities, and stronger audit and credit review programs;
•	continued to maintain and foster solid regulatory standing;
•	maintained focus on expenses and enhancing operational efficiencies, resulting in a 3% decrease in operating expenses;
•	continued to develop our small business strategy;
•	launched social media program, establishing a solid base of fans and followers that we believe we will continue to build upon in 2016 and beyond;
•	continued to strengthen talent organization-wide, including a focus on women’s leadership initiative, with development of key senior leaders;
•

continued emphasis on core values, accountability and building our culture and strengthened associate engagement, through senior leadership meetings, all associate meetings, town halls and quarterly newsletters; and

•

became better stewards of our communities, offering meaningful support through company and associate-based financial contributions, volunteerism and thought leadership, including serving as co-founder and presenting sponsor of the inaugural Do More Charity Challenge.

Mr. Lilly

With respect to Mr. Lilly, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following factors specific to his areas of responsibility and his related individual results:

•	produced timely and accurate SEC and regulatory reporting and divisional/business line performance reporting, planning and analysis, with continued enhancements;
•

executed and supported M&A and strategic objectives and activities, including the acquisition and integration of Pine River Valley Bank, resulting in a tangible book value transaction that was immediately accretive to earnings per share, and the negotiation and execution of the FDIC loss-share termination, resulting in a  $4.9 million pre-tax gain;

•

supported several other strategic initiatives, including the bank’s core processing platform conversion, the termination of the OCC Operating Agreement,  the bank charter conversion,  small business initiative rollout, commercial client p-card implementation, consumer credit card platform, ATM location assessment, planning for the new Boulder banking center, mandatory mortgage delivery revenue enhancement, new mortgage system and capital expenditure projects;

•

optimized capital management/deployment and identified and implemented profitability/revenue enhancing initiatives and opportunities, including $175 million of stock repurchases at attractive prices (including the successful $100 million self-tender offer), amendment of equity warrants to reclassify to equity and eliminate P&L volatility, and execution of banking center efficiency and profitability assessments, which identified several banking centers for consolidation;

•	managed low risk investment portfolio while delivering investment income plan, and enhanced ALM modeling and assumption review;
•	continued to enhance the investor relations function and positive market reputation; and
•	effectively managed his group’s 2015 expense budget, identifying and realizing expense reduction opportunities.

Mr. Newfield

With respect to Mr. Newfield, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following factors specific to his areas of responsibility and his related individual results:

•

continued to reduce special asset levels at appropriate economics, including reducing OREO assets to $21 million at year end and transferring $18 million of accretable yield, net of impairments in 2015;

•	maintained open dialogue and solid working relationships with our regulators;

•

provided and maintained risk oversight of compliance and BSA/AML programs in collaboration with Chief Administrative Officer & General Counsel, including providing enterprise-wide leadership in driving improved operational performance, leading to more consistent compliance with regulations;

•	maintained net charge-offs consistent with the Company’s targeted risk tolerances, achieving an excellent level of net charge-offs of 12 basis points;
•	further developed enterprise security capabilities to achieve higher standards, including strengthening information security controls and systems to effectively combat evolving cybersecurity threats;
•

supported several strategic initiatives, including the bank’s core processing platform conversion, the acquisition and integration of Pine River Valley Bank, the FDIC loss-share termination,  the termination of the OCC Operating Agreement,  the bank charter conversion, small business initiative rollout, commercial client p-card implementation, consumer credit card platform, new mortgage system and TRID implementation; and

•	effectively managed his group’s 2015 expense budget, identifying and realizing expense reduction opportunities.

Mr. Besskó

With respect to Mr. Besskó, the Compensation Committee considered the Corporate Objectives (and related results) as well as the following factors specific to his areas of responsibility and his related individual results:

•

effectively managed the legal needs of the organization, including key partnering on the implementation of various strategic corporate initiatives, including the Company’s successful self-tender offer and the acquisition of Pine River Valley Bank and playing a primary role in achieving the termination of the OCC Operating Agreement and the successful and timely bank charter conversion;

•

supported several other strategic initiatives, including the bank’s core processing platform conversion, the integration of Pine River Valley Bank, the FDIC loss-share termination, commercial client p-card implementation, consumer credit card platform, TRID implementation and the planning for the new Boulder banking center, continued to develop, implement and maintain competitive and cost effective compensation practices and benefits for our associates, including the enhancement of compensation planning and communications and the implementation of enhanced benefits;

•

continued to effectively managed retention and recruitment of talent and develop company culture and foster an engaging work environment, including instituting a more casual dress code, an employee stock purchase plan, voluntary benefits, technology enhancements and improved associate communication channels;

•	improved and maintained our compliance management and BSA/AML programs at or above regulatory requirements and maintained open dialogue and solid working relationships with our regulators;
•	continued to improve the efficiency of physical facilities through cost control, utilization of vacant space and other initiatives; and
•	effectively managed his group’s 2015 expense budget, identifying and realizing expense reduction opportunities.

After taking into account these factors and results, the Compensation Committee determined that the CEO and the other NEOs achieved the maximum payout under the qualitative allocation of the cash incentive bonus program.

Final Payouts Under the 2015 Cash Incentive Bonus Program

Based on the Compensation Committee’s analysis of the achievement of the quantitative financial metrics and the qualitative assessments, the Compensation Committee awarded an overall payout of 124% of Target with respect to the 2015 cash incentive bonus program for each of the NEOs (other than Mr. Metzger). The relative cash incentive bonus payments as a percentage of salary for each of the NEOs (other than Mr. Metzger) are set forth below:

Named Executive Officer	Total Cash Incentive Bonus Payment for 2015	Cash Incentive Bonus Payment as a Percentage of Base Salary
G. Timothy Laney	$834,000	111%
Brian F. Lilly	$347,000	93%
Richard U. Newfield, Jr.	$241,000	74%
Zsolt K. Besskó	$214,000	68%

2016 Cash Incentive Bonus Program

The Compensation Committee, in its continued focus on achieving target returns while bearing acceptable risk, established certain metrics for 2016 that are aligned with the Company’s strategic goals and which reflect important risk metrics. In addition, with the continued evolution and maturation of the Company, the Compensation Committee believed it was important to increase the total percentage of the quantitative metrics, while decreasing the percentage of the qualitative assessment in its overall formula for awarding the cash incentive bonus.

The cash incentive bonus payout for 2016 will be based upon achievement of threshold, target and maximum performance levels for the following metrics and respective weightings:

Metric	Weighting
Core Net Income(1)	20%
Loan Growth(2)	15%
Transaction Deposit Growth(3)	15%
Asset Quality (Non-Performing Assets Ratio)(4)	20%
Enterprise Risk Management(5)	15%
Qualitative - Individual(6)	15%

(1)

“Core Net Income” is defined as net income under GAAP, excluding the one-time expenses related to mergers and acquisitions, material securities gains and losses, and other extraordinary items that the Committee deems are not a core indicator of Company operations.

(2)	“Loan growth” is measured as the growth between ending loan balances at December 31, 2015 and ending loan balances at December 31, 2016.
(3)

“Transaction Deposit Growth” is measured as the growth between average transaction deposits (average total deposits less average time deposits) for the 4th quarter ended December 31, 2015 and the average transaction deposits for the 4th quarter ended December 31, 2016.

(4)	“Non-Performing Assets Ratio” is the ratio of the sum of non-accrual loans, other real estate owned (OREO), and other repossessed assets to the total loans, OREO and other repossessed assets.
(5)

“Enterprise Risk Management” factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships will be considered.

(6)

“Qualitative - Individual” factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.

The total payout will range from 50% at threshold, 100% at target and 150% at maximum, as interpolated for performance between threshold, target and maximum levels of performance for each metric as established by the Compensation Committee. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

Consistent with the metrics established for the 2015 Cash Incentive Bonus, the Compensation Committee focused on the metrics that play the most significant role in driving the Company to meet its Corporate Objectives. Specifically, Core Net Income was deemed important by the Compensation Committee and given more weight given its importance to operating performance and long-term shareholder value. In addition, Loan Growth and Transaction Deposit Growth are both important levers in executing the Company’s growth strategy. Finally, the Compensation Committee believes that the Non-Performing Assets Ratio and specific Enterprise Risk Management criteria are both important given the emphasis on asset quality and prudent risk management.

Equity Compensation

Historical Equity Awards Overview

The Company was formed in 2009 with no operations or formal structure in place. As part of its building process, the Board of Directors sought to ensure that the right management team was established and that management was properly incentivized to achieve the Company’s growth goals. As a result, in the early years of the Company’s existence and in connection with the recruitment and hiring of our management team, certain of our NEOs principally received significant performance-based restricted stock awards that vest based on the attainment of certain stock prices (which awards continue to remain unvested and outstanding today) and options (which we consider to be performance-based) to further incentivize these individuals and align the executives’ interests with the interests of our shareholders. See the table “Outstanding Equity Awards at 2015 Fiscal Year-End” below for further information regarding these awards.

From 2013 through 2015, the Compensation Committee established a consistent, annual equity award program in the form of time-based vesting restricted stock and options, with a primary focus on retention.

Starting with 2016, the Compensation Committee determined that the Company is now in a position to introduce longer term performance-based awards into its mix of annual equity awards to continue to align the interests of executives with the interest of shareholders, but still ensure retention.

2015 Long-Term Equity Awards

To further its goals of retention, the Compensation Committee awarded equity in 2015 to each of our NEOs (other than Mr. Metzger) in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is an important element to ensure retention of its key executives and to incentivize performance, with respect to options.

The Compensation Committee approved the following equity award amounts for the equity granted to the NEOs (other than Mr. Metzger) in 2015:

Named Executive Officer	Total Equity Award Value as a Percentage of Salary	Equity Award Value	Approximate Value of Restricted Stock	Approximate Value of Options
G. Timothy Laney	100%	$750,000	80%	20%
Brian F. Lilly	85%	$318,750	80%	20%
Richard U. Newfield, Jr.	60%	$195,000	80%	20%
Zsolt K. Besskó	55%	$173,250	80%	20%

With the addition of these awards in 2015, as well as the existing awards described in the table “Outstanding Equity Awards at 2015 Fiscal Year-End”, a significant portion of equity awards remains outstanding in the form of performance-based awards. 89% of the CEO’s outstanding equity awards through 2015 were performance-based.

2016 Long-Term Equity Awards

In its reassessment of the executive compensation program, the Compensation Committee reevaluated the current mix of equity awards and determined that the Company, considering its current stage of maturation and evolution, is now in a position to introduce a longer term performance based award into the mix of its annual equity award program. As a result, the equity awards granted in 2016 took the following forms:

1.	Three-Year Performance Stock Unit Awards
2.	One-Time Market-Based Performance Awards (for certain NEOs)
3.	Option Awards (which we consider to be performance-based)
4.	Restricted Stock Awards

Three-Year Performance Award

In 2016, the Compensation Committee introduced a long-term performance stock unit award (“PSU Award”) with vesting that is based on the Company’s achievement of two financial metrics over a three-year performance period (January 1, 2016 through December 31, 2018). The PSU Award will vest March 1, 2019 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The payout under the award will be based upon an interpolation of threshold, target and maximum performance levels. The payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on vested shares at the time they vest.  The two financial metrics and respective weightings for the PSU Award are as follows:

Financial Metric	Weighting
Cumulative Earnings Per Share (EPS)	60%
3-year Relative Total Shareholder Return (TSR)(1) (percentile rank)	40%

(1)

TSR is measured against the TSR for companies in the KBW Regional Banking Index (KRX) as of January 1, 2016 and assumes dividends are reinvested in Company shares on the ex-dividend date.  If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term Corporate Objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated 60% of the award on Cumulative EPS  given the importance of earnings growth for the Company with the remaining 40% allocated to TSR to ensure the NEOs interests are closely aligned with the interests of shareholders.

Restricted Stock and Option Awards

In addition to the PSU Award, the Committee also awarded equity to each of our NEOs in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives and to incentivize performance, with respect to options.

One-Time Market-Based Performance Award

In recognition of the substantial efforts associated with the termination of the OCC Operating Agreement, the termination of the FDIC loss-share agreements and the successful charter conversion to a Colorado state-chartered bank, the Compensation Committee awarded Messrs. Lilly, Newfield and Besskó a one-time equity award that vests upon the later of (a) three years and (b) an average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share. The Committee believes this award is important to recognize and reward the accomplishments of these NEOs and to incentivize future performance of the Company.

2016 Equity Award Mix

With the changes implemented in 2016, the equity mix for the CEO and the other NEOs is at least 70% performance-based for the equity awards granted in 2016.

2016 CEO Equity Mix

Restricted Stock
30%
Performance Stock
Units
50%
Options
20%
70% Performance-Based

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of our executive officers with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted the following stock ownership guidelines applicable to executive officers:

Executive officers must beneficially own shares as shown in the table below. Executive officers who do not meet the guidelines are required to retain 50% of the after-tax portion of vested stock awards until the guidelines are met.

Title:	Guidelines require owning lesser of:

Chief Executive Officer	5 times base salary or 175,000 shares

Chief Financial Officer; Chief of M&A & Strategy	4 times base salary or 60,000 shares

Chief Risk Management Officer	2 times base salary or 25,000 shares
Chief Administrative Officer & General Counsel

Insider Trading Restrictions

We have adopted an Insider Trading Policy. To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits all associates, including our directors and executive officers, from engaging in short selling or hedging transactions involving NBHC stock.  In addition, pledging or hypothecation of Company’s securities is strongly discouraged.

Clawback Policy

Each NEO’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement.  The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the SEC or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.  In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of misconduct, the Compensation Committee may require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our compensation programs in 2015. After reviewing our executive and broad-based compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management had put in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The Company’s long-term compensation program is intended to maximize the deductibility of compensation; however, there can be no assurance that all long-term incentive compensation, if and when any is paid to any NEO, will ultimately prove to be deductible to the Company under the Internal Revenue Code and applicable U.S. Treasury Regulations. Further, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to forego any or all of the tax deduction.

Compensation Committee Report

In its capacity as the compensation committee of the Board, the Compensation Committee has reviewed and discussed with management the CD&A above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Members of the Compensation Committee:

Burney S. Warren, III, Chair

Ralph W. Clermont

Robert E. Dean

Micho F. Spring

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2015, 2014 and 2013, for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
Name and principal position(1)	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)	($)		($)
G. Timothy Laney	2015	750,000	—	610,484	139,503	834,000	—	66,180	(5)	2,400,167
Chairman, President and	2014	737,308	—	529,760	170,240	1,062,000	—	60,849		2,560,157
Chief Executive Officer	2013	700,000	—	—	—	1,008,000	—	53,197		1,761,197

Brian F. Lilly	2015	375,000	—	259,450	59,287	347,000	905	32,475	(6)	1,074,117
Chief Financial Officer;	2014	368,654	—	225,148	72,352	442,500	12	19,505		1,128,171
Chief of M&A and Strategy	2013	350,000	—	467,197	121,419	420,000	—	140,849		1,499,465

Richard U. Newfield, Jr.	2015	325,000	—	158,727	36,271	241,000	1,961	27,777	(7)	790,736
Chief Risk	2014	318,654	—	136,224	43,776	306,000	545	20,799		825,998
Management Officer	2013	300,000	—	117,947	51,834	288,000	724	166,272		924,777

Zsolt K. Besskó	2015	315,000	—	141,020	32,225	214,000	—	26,154	(8)	728,399
Chief Administrative	2014	288,481	—	84,762	27,238	275,000	—	16,622		692,103
Officer & General Counsel

Thomas M. Metzger	2015	288,462	—	—	—	—	637	893,383	(9)	1,182,482
Former Chief of Enterprise	2014	300,000	—	75,680	24,320	280,000	205	17,592		697,797
Technology & Integration	2013	300,000	—	—	—	200,000	306	16,650		516,956

(1)	Mr. Metzger retired from the Company as of December 18, 2015.
(2)

The amounts in this column reflect the grant date fair value of the restricted stock awarded to our named executive officers, determined in accordance with FASB ASC Topic 718. See Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards.

(3)

The amounts in this column reflect the grant date fair value of stock option awards granted to our named executive officers, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards.

(4)	Amounts in this column represent cash bonuses we paid under our Senior Executive Bonus Plan.
(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $54,360, respectively, and imputed income on life insurance premiums of $3,870.
(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $24,525, respectively.
(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $18,930, respectively, and imputed income on life insurance premiums of $897.
(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $7,950 and $17,700, respectively, and imputed income on life insurance premiums of $504.
(9)

Amount represents separation pay paid to Mr. Metzger in connection with his retirement pursuant to the Separation and Consulting Agreement, dated November 17, 2015, including $10,385 of paid accrued vacation.  See “Employment Agreements with Named Executive Officers.”

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2015:

					All	All		Grant
					Other	Other		Date
					Stock	Option		Fair
					Awards:	Awards:	Exercise	Value
					Number of	Number of	or Base	of Stock
		Estimated future payouts under			Shares	Securities	Price of	and
		non-equity incentive plan awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)(4)
G. Timothy Laney	01/01/2015	337,500	675,000	1,012,500	—	—	—	—
	04/28/2015	—	—	—	31,996	—	—	610,484
	04/28/2015	—	—	—	—	31,996	19.08	139,503

Brian F. Lilly	01/01/2015	140,625	281,250	421,875	—	—	—	—
	04/28/2015	—	—	—	13,598	—	—	259,450
	04/28/2015	—	—	—	—	13,598	19.08	59,287

Richard U. Newfield, Jr.	01/01/2015	97,500	195,000	292,500	—	—	—	—
	04/28/2015	—	—	—	8,319	—	—	158,727
	04/28/2015	—	—	—	—	8,319	19.08	36,271

Zsolt K. Besskó	01/01/2015	86,625	173,250	259,875	—	—	—	—
	04/28/2015	—	—	—	7,391	—	—	141,020
	04/28/2015	—	—	—	—	7,391	19.08	32,225

Thomas M. Metzger	01/01/2015	90,000	180,000	270,000	—	—	—	—

(1)	Cash incentive bonuses under the Senior Executive Bonus Plan.

(2)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2016. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(3)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2016.

(4)

The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the NEOs in 2015 in accordance with FASB ASC Topic 718. See Note 17, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 for an explanation of the assumptions made in valuing these awards.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2015:

											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
									Plan		Market or
									Awards:		Payout
									Number of		Value of
						Number		Market	Unearned		Unearned
	Number of	Number of				of Shares		Value of	Shares,		Shares,
	Securities	Securities				or Units		Shares or	Units or		Units or
	Underlying	Underlying				of Stock		Units of	Other		Other
	Unexercised	Unexercised		Option		That		Stock That	Rights That		Rights That
	Options	Options		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested	Vested		Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
G. Timothy Laney	850,000	—		20.00	6/1/2020	—		—	300,000	(2)	6,411,000
	400,000	—		20.00	10/11/2018	—		—	85,000	(3)	1,816,450
	9,333	18,667	(4)	18.92	4/29/2024	18,667	(4)	398,914	—		—
	—	31,996	(5)	19.08	4/28/2025	31,996	(5)	683,755	—		—

Brian F. Lilly	200,000	—		20.00	2/27/2022	—		—	66,667	(2)	1,424,674
	—	16,300	(6)	18.09	5/2/2023	8,145	(7)	174,059	—		—
	—	7,390	(6)	20.00	5/2/2023	—		—	18,510	(8)	395,559
	3,967	7,933	(4)	18.92	4/29/2024	7,933	(4)	169,528	—		—
	—	13,598	(5)	19.08	4/28/2025	13,598	(5)	290,589	—		—

Richard U. Newfield, Jr.	200,000	—		20.00	1/25/2021	—		—	66,667	(2)	1,424,674
	100,000	—		20.00	10/11/2018	—		—	25,000	(3)	534,250
	—	9,780	(6)	18.09	5/2/2023	4,890	(7)	104,499	—		—
	2,400	4,800	(4)	18.92	4/29/2024	4,800	(4)	102,576	—		—
	—	8,319	(5)	19.08	4/28/2025	8,319	(5)	177,777	—		—

Zsolt K. Besskó	—	18,900	(9)	20.54	8/8/2023	7,088	(10)	151,471	—		—
	1,493	2,987	(4)	18.92	4/29/2024	2,987	(4)	63,832	—		—
	—	7,391	(5)	19.08	4/28/2025	7,391	(5)	157,946	—		—

(1)	Based upon the closing price of our common stock on December 31, 2015, which was $21.37.

(2)	Represents performance-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share;
•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share; and
•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share.

(3)	Represents performance-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;
•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and
•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which occurred on April 29, 2015.

(5)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2016.

(6)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on May 2, 2016.

(7)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in four equal annual installments, the first of which occurred on May 2, 2015.

(8)	Represents performance-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, as follows:

•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $28.00 per share;
•	1/3 vest upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $32.00 per share; and
•	1/3 vest upon the later of May 2, 2016 and the average closing stock price for any consecutive 30-day trading period equaling or exceeding $34.00 per share.

(9)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on July 1, 2016.

(10)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in four equal annual installments, the first of which occurred on July 1, 2015.

Option Exercises and Stock Vested in 2015

The following table provides information regarding options exercised and shares of restricted stock vested during 2015 with respect to each of our NEOs:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
G. Timothy Laney	—	—	9,333	178,634
Brian F. Lilly	—	—	6,682	127,269
Richard U. Newfield, Jr.	—	—	4,030	76,759
Zsolt K. Besskó	—	—	3,855	77,871
Thomas M. Metzger	453,833	1,385,630	1,333	25,514

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings		balance at
	contributions in	in last	in last	Aggregate	last fiscal
	last fiscal year	fiscal year	fiscal year	withdrawals/distributions	year end
Name	($)	($)(1)	($)(2)	($)	($)(3)
G. Timothy Laney	295,500	54,360	(16,534)	(87,219)	749,066
Brian F. Lilly	291,125	24,525	4,307	—	369,906
Richard U. Newfield, Jr.	56,600	18,930	8,186	—	251,858
Zsolt K. Besskó	68,850	17,700	(839)	—	106,001
Thomas M. Metzger	12,415	—	2,705	—	77,114

(1)	These amounts are included in the Summary Compensation Table for 2015 in the column captioned “All Other Compensation.”

(2)

For Messrs. Lilly, Newfield and Metzger, these amounts include $905, $1,961 and $637, respectively, which represent the above market portion of interest earned in a fixed rate investment option and are reported in the Summary Compensation Table. The balance of these amounts is not reported in the Summary Compensation Table because it does not represent above market or preferential earnings.

(3)

The amounts shown include contributions that were previously included in the Summary Compensation Table in the columns “Salary” (for executive salary deferral contributions) and “All Other Compensation” (for Company matching contributions) as follows: in 2014 for Mr. Laney of $281,492 and $52,359,  for Mr. Lilly of $36,865 and $11,060, for Mr. Newfield of $54,292 and $18,200,  for Mr. Besskó of $11,539 and $8,654, and for Mr. Metzger of $12,000 and $9,000, respectively; and in 2013 for Mr. Laney of $60,369 and $45,277, for Mr. Newfield of $45,500 and $15,450, and for Mr. Metzger of $12,000 and $9,000, respectively. No contributions were made in 2013 with respect to Messrs. Lilly and Besskó.

Employment Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement.  The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives.  Under the employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2015 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement.  The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the SEC or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Lilly’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Lilly, which supersedes Mr. Lilly’s letter agreement dated February 13, 2012. The employment agreement provides for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Lilly an annual base salary of no less than $375,000, to be reviewed annually, and a target cash bonus opportunity of no less than 75% of base salary, to be reviewed annually. The employment agreement also provides Mr. Lilly with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Lilly is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Lilly’s termination of employment, if his employment is terminated by us without “cause” or Mr. Lilly resigns with “good reason” within two years following a change in control or (b) one year following Mr. Lilly’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Lilly’s employment without “cause” or Mr. Lilly’s resignation with “good reason,” Mr. Lilly is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2015 Potential Payments upon Termination or Change-in-Control” below. Mr. Lilly’s employment agreement also provides that, in the event any payments to Mr. Lilly would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Lilly would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Lilly’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011.  The employment agreement provides for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2015 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Besskó’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Besskó, which supersedes Mr. Besskó’s letter agreement dated June 5, 2013.  The employment agreement provides for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Besskó an annual base salary of no less than $315,000, to be reviewed annually, and a target cash bonus opportunity of no less than 55% of base salary, to be reviewed annually. The employment agreement also provides Mr. Besskó with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Besskó is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Besskó’s termination of employment, if his employment is terminated by us without “cause” or Mr. Besskó resigns with “good reason” within two years following a change in control or (b) one year following Mr. Besskó’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Besskó’s employment without “cause” or Mr. Besskó’s resignation with “good reason,” Mr. Besskó is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2015 Potential Payments upon Termination or Change-in-Control” below. Mr. Besskó’s employment agreement also provides that, in the event any payments to Mr. Besskó would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Besskó would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Besskó’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Metzger’s Employment Agreement and Separation and Consulting Agreement

On October 15, 2011, we entered into a one-year employment agreement with Mr. Metzger under which we agreed to pay him an annual base salary to be no less than $300,000, to be reviewed annually, and an annual cash target incentive opportunity of 100% of his annual base salary. The employment agreement automatically renewed for successive one-year terms unless either party gave at least 90 days’ written notice prior to the expiration date of the current term. Mr. Metzger was also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Metzger’s employment agreement also provided that he would be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Metzger’s employment without “cause” or Mr. Metzger’s resignation with “good reason,” Mr. Metzger was eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a change in control.  Mr. Metzger’s employment agreement also provided that, in the event any payments to Mr. Metzger would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Metzger would be better off on an after-tax basis receiving all such payments. In addition, Mr. Metzger’s employment agreement contained a clawback provision similar to that included in Mr. Laney’s employment agreement.

On November 17, 2015, we entered into a Separation and Consulting Agreement with Mr. Metzger in connection with his retirement from the Company. Pursuant to the agreement, Mr. Metzger retired from the Company effective the close of business December 18, 2015 and, subject to his execution and non-revocation of a release of claims in favor of the Company, received a separation payment equal to $883,000.  In addition, all outstanding and unvested equity awards held by Mr. Metzger were forfeited as of his retirement date. During the period commencing on his retirement date and ending on December 31, 2016, Mr. Metzger will serve as a consultant to the Company and will receive a monthly consulting fee of $5,000.  The Separation and Consulting Agreement also requires Mr. Metzger to abide by the restrictive covenants and the clawback provision contained in his employment agreement during the consulting period and for one year after he ceases to provide services to the Company. Mr. Metzger is not entitled to any other severance benefits under the Separation and Consulting Agreement or his employment agreement.

2015 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs (other than Mr. Metzger) upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (A) any earned but unpaid base salary and bonus, (B) a prorated bonus for the year of termination and (C) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for NEOs other than Mr. Laney under Employment Agreements

If the executive’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (A) any earned but unpaid base salary and bonuses, (B) a prorated bonus for the year of termination and (C) a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

For the purposes of each executive’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Company’s CEO, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of each executive’s employment agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited following a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Market-Based Performance Restricted Stock Awards.  With respect to the market-based performance restricted stock awards granted to Mr. Laney and Mr. Newfield in June 2010 and January 2011, respectively, upon a termination of employment prior to a change in control without “cause” or a resignation of employment for “good reason,” any unvested awards will be forfeited.

With respect to the market-based performance restricted stock awards granted to the NEOs in October 2011 and thereafter, upon a termination of employment prior to a change in control without “cause” or a resignation of employment for “good reason,” any remaining service conditions are deemed to have been satisfied and the awards will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the expiration date of the award.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs in 2016, all unvested awards will be forfeited following a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment agreements.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will vest upon a termination of employment due to death or disability, other than the market-based performance restricted stock awards granted to the NEOs in October 2011 and thereafter, in which case upon a termination of employment due to death or disability, any remaining service conditions are deemed to have been satisfied and the awards will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the expiration date of the award.

Arrangements upon a Change in Control

Severance for NEOs under Employment Agreements

If the executive’s employment is terminated within two years following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (A) any earned but unpaid base salary and bonuses, (B) a prorated bonus for the year of termination and (C) a lump sum cash amount equal to the sum of (1) two times (three times for the CEO) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times (three times for the

CEO) the greater of (i) his target annual bonus determined under the employment agreement and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the change in control.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. With respect to awards granted prior to 2016, all unvested outstanding time-based stock options and restricted stock awards held by the NEOs fully vest, and in the case of stock options, become exercisable, upon a change in control (as defined in the Company’s equity incentive plans).  With respect to awards granted in 2016 and thereafter, all time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard.  If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination.  If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Market-Based Performance Restricted Stock Awards.  The market-based performance restricted stock awards granted to the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding restricted stock awards fully vest.  If the executive is not provided a replacement award, the award fully vests upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs in 2016, in connection with a change in control, the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance.  If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the original performance period.  If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination.  If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

Change in Control Definition. A change in control is generally deemed to occur under the Company’s equity incentive plans upon:

•

the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•

a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by: (a) under the 2009 Equity Incentive Plan, a vote of at least two-thirds of the incumbent directors then on the Board of Directors; or (b) under the 2014 Omnibus Incentive Plan, a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or
•

the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner”, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

For the NEOs serving as of December 31, 2015, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming a termination date of December 31, 2015 and an NBHC share price of $21.37, the closing price of NBHC common stock on the NYSE on December 31, 2015):

			Stock	Restricted
		Cash	Option	Stock
		Severance	Vesting	Vesting	Total
Name	Scenario	($)(1)	($)	($)	($)(2)
G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	6,111,000	—	—	6,111,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	6,111,000	119,005	9,310,118	15,540,123
	Change in Control -No Termination of Employment(3)	—	119,005	1,082,668	1,201,673

Brian F. Lilly	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,098,750	—	—	1,098,750
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,916,250	114,164	2,454,409	4,484,822
	Change in Control -No Termination of Employment(3)	—	114,164	634,176	748,340

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	826,000	—	—	826,000
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,457,000	62,889	2,343,776	3,863,665
	Change in Control -No Termination of Employment(3)	—	62,889	384,852	447,741

Zsolt K. Besskó	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	763,250	—	—	763,250
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination Following Change in Control	1,353,250	39,931	373,248	1,766,429
	Change in Control -No Termination of Employment	—	39,931	373,248	413,179

(1)	Severance amounts are based on the terms of the applicable employment agreements. The prorated bonus for the year of termination is calculated using the target annual bonus amount.
(2)

Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

(3)	Assumes that the NEO’s market-based performance restricted stock awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

As discussed above, Mr. Metzger retired from the Company effective December 18, 2015.  The amounts he received in connection with the retirement are described above in “Employment Agreements with Named Executive Officers—Mr. Metzger’s Employment Agreement and Separation and Consulting Agreement.”

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s charter, a copy of which is available on our website www.nationalbankholdings.com, sets forth the Audit and Risk Committee’s purposes and responsibilities. The six members of the Audit and Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit and Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting for us and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2015. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit and Risk Committee has reviewed and discussed our 2015 audited financial statements with management and KPMG. The Audit and Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Members of the Audit and Risk Committee:

Ralph W. Clermont, Chair

Frank V. Cahouet

Robert E. Dean

Fred J. Joseph

Micho F. Spring

Burney S. Warren, III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2015.

OTHER BUSINESS

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2017 ANNUAL MEETING OF SHAREHOLDERS

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2017 Proxy Statement and acted upon at our 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to November 30, 2016 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2017 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2016 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 4, 2017 and no later than February 3, 2017. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
•	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
•	the number of shares of each class of NBHC stock owned by such shareholder;
•	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
•

any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process and Board Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2017 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 3, 2017 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2017 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding”, reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

Any questions and requests for assistance may be directed to the

Proxy Solicitation Agent:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

www.kingsdaleshareholder.com

North American Toll Free Phone:

1-855-682-4840

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. National Bank Holdings Corporation 7800 East Orchard Road, Suite 300 Greenwood Village, CO 80111 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Ralph W. Clermont 06 Burney S. Warren, III 02 Robert E. Dean 03 Fred J. Joseph 04 G. Timothy Laney 05 Micho F. Spring The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2016. For 0 0 Against 0 0 Abstain 0 0 3To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000281582_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com NATIONAL BANK HOLDINGS CORPORATION Annual Meeting of Shareholders May 4, 2016 8:30 AM Mountain Time This proxy is solicited on behalf the Board of Directors The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Zsolt K. Besskó, or either of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on May 4, 2016 at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, and any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope, or vote by internet or telephone. Continued and to be signed on reverse side 0000281582_2 R1.0.1.25